                                                                   Exhibit 12.01

                                 CSK AUTO, INC.

        Statement re: Computation of Ratio of Earnings to Fixed Charges

                                                               --------------------------------------
                                                               January 28,   February 2,  February 1,
                                                                  1996          1997        1998
                                                               --------------------------------------
                                                                           (in thousands)
Income (loss) before taxes and extraordinary items              $(14,541)     $(34,852)     $10,202
                                                               ======================================
Fixed Charges

Interest expense                                                  14,379        19,025       34,279
Interest portion of rentals                                       18,329        17,071       19,281
                                                               --------------------------------------
    Total fixed charges                                           32,708        36,096       53,560

Earnings before income taxes and fixed charges                    18,167         1,244       63,762
                                                               ======================================
Ratio of earnings to fixed charges(1)                                 --            --         1.19
                                                               ======================================


(1) The ratio of earnings to fixed charges has not been computed for fiscal 1996 and 1995 since earnings were not sufficient to cover fixed charges. The coverage deficiencies were $34,852 and $14,541, respectively.